UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

TRACTORS AND FARM EQUIPMENT LIMITED

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This document relates to an amended Statement on Schedule 13D/A (the “Schedule 13D”) filed by Tractors and Farm Equipment Limited (“TAFE”) on November 12, 2020 relating to AGCO Corporation (the “Company”), which also sets forth additional information about the directors and executive officers of TAFE and their ownership of shares of the Company’s common stock.

As disclosed in the Schedule 13D, TAFE has engaged with a limited number of the Company’s stockholders on certain governance matters and intends to continue to engage, as appropriate, on matters of common interest to long-term stockholders of the Company.

TAFE believes that implementation of sound governance policies is an important factor in enabling the Board to effectively fulfil its role and in the creation of shareholder value. TAFE has advocated for the separation of the role of Chair of the Board and Chief Executive Officer to better fulfill the board’s duty of oversight of the Company. TAFE believes that appointing a separate Chair provides the opportunity to improve governance practices and enhances the oversight of management, and notes that such separation is being increasingly adopted by public companies. A recent Spencer Stuart report noted that over 90 percent of companies in 2019 electing new CEOs split the role of CEO and Chair. While TAFE strongly supports the incoming CEO in his role as CEO, TAFE encourages the Board to follow best governance practices, and also notes that the incoming CEO does not have prior public company board experience.

TAFE believes that separating the Chair and CEO roles would foster better governance, which appears not to have been reviewed at the Company for several years. Key improvements in the Company’s corporate governance would include:

•	Better alignment of compensation programs for senior management with long term company performance.

•	Increased focus by the Company on long term strategy, including portfolio allocation,

•	Rotation of Board committee chairs and other members of the Board committees to avoid embedded views and bring fresh perspectives to important matters,

•	Refreshment of the Board on a more regular basis to increase independence and add directors with diverse experience and diverse views of opportunities and risks presented to the Company, and

•	Regular engagement with stockholders on governance, strategy and performance matters.

TAFE has also advocated its support for allowing stockholders proxy access, and granting stockholders the ability to call special meetings in order to take action between annual meetings. Stockholder rights have been limited at the Company and TAFE believes that improving them would provide stockholders more opportunities to provide input to the directors and management on key governance and strategic matters.

TAFE is considering the submission of a stockholder proposal to determine if Company stockholders broadly support the separation of the roles of Chair and CEO. A supporting statement related to such proposed stockholder proposal is provided below.

Supporting Statement

We believe that the role of the Board is to provide independent oversight of management and the role of the CEO and management is to run the Company. The current Chair and CEO has been the CEO of the Company since 2004 and its Chairman of the Board since 2006. The Company has designated a board member as lead independent director whose long tenure as a Board member and lead director calls into question the ability to provide independent oversight of management and the Company. We believe the Company should create a stronger governance structure going forward, beginning with the separation of the roles of the Chair and the CEO.

Stockholders are best served by a separate Board Chairman who can provide a balance between the CEO and the Board. The primary duty of the Board of Directors is to oversee the management of a company on behalf of stockholders. A CEO serving as Chairman can result in excessive management influence on the Board and weaker oversight of management. We urge the Company’s Board to segregate these roles and appoint a Board Chair as distinct from the CEO during the near term succession of the CEO.

We believe that this would enhance the independent oversight of management and is being increasingly adopted by public companies. Spencer Stuart recently issued a report noting that over 90 percent of companies in the S&P 500, with new CEOs, split the role of CEO and Chairman. While we support the incoming CEO in his role as CEO, we encourage the Board to follow best governance practices and also note that the incoming CEO does not have prior public company board experience.

We believe there are many additional compelling reasons why the Company would benefit from creating a stronger governance structure and that separation of Chair and CEO would further the Company’s ability to improve its governance. The following facts are indicative of the clear need to enhance governance through a structural approach and raise concerns about Board independence:

•	Lack of responsiveness to shareholder concerns e.g., a persistent “Say for Pay” issue from 2015 to 2020 with a failed “Say for Pay” vote in 2019.

•	No published governance practice change except extension of age limit from 72 to 75 during the last decade.

•

No periodical rotation of Committee Chairs. Tenure of key Committee Chairs, namely, Governance, Audit and Compensation are 15, 13 and 14 years respectively with Compensation Chair change in 2019 only after a failed “Say for Pay” vote.

•	Lack of shareholder rights that are today the norm – proxy access and right to call special meetings in between annual general meetings.

We believe the issues noted above contribute to the inability of the Board to provide independent oversight of management and the Company, with a combined Chair and CEO position being the primary contributor. We believe a stronger and more independent governance structure can unlock value for all stockholders. Improving Board oversight of management, meaningful shareholder engagement, and the integration of Board accountability mechanisms across the Company’s governance policies and practices, are integral to the creation of long-term shareholder value.

Additional Information

This document is not a substitute for any other proxy statement or document that TAFE may file with the SEC or send to the Company’s stockholders in connection with any stockholder proposal. Investors and stockholders of the Company are urged to read such other documents, if and when they become available, before making any voting decisions. Documents filed with the SEC will be available, free of charge, through the website maintained by the SEC at http://www.sec.gov.